                                                                     EXHIBIT 4.3

                                PROMISSORY NOTE
                                ---------------


$________________                                              February 29, 2000
                                                         Los Angeles, California

     FOR VALUE RECEIVED, the undersigned, PCSUPPORT.COM, INC., a Nevada corporation ("Maker"), hereby promises to pay to the order of _________________ ("Holder") the principal amount of ___________________ ($__________), together with interest thereon, as hereinafter described. Unless converted into shares of common stock of the Maker ("Common Stock") prior thereto, the entire outstanding principal balance of this Note, together with interest thereon, shall be due and payable on February 29, 2002. All dollar amounts set forth herein are expressed in U.S. dollars.

     Simple interest shall accrue on the balance of this Note outstanding from time to time at the rate of 10.00% per annum. Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited.

     All or a portion of any unpaid principal or accrued interest under this Note may be converted into shares of Common Stock at a price of $2.00 per share. Such conversion may be effected by Holder at any time by written notice to Maker specifying the amount of unpaid principal and accrued interest to be converted. Amounts outstanding under this Note may not be prepaid; provided, however, that Maker may convert all or a portion of any unpaid principal or accrued interest at any time after 60 days from the date hereof by written notice to Holder specifying the amount of unpaid principal and accrued interest to be converted. Promptly after any such conversion notice, Holder shall surrender to Maker this Note, and Maker shall deliver to Holder duly executed stock certificates representing the Common Stock into which such debt is being converted (along with a substitute promissory note representing any unconverted debt, if necessary).

     If this Note is not paid in accordance with the terms hereof, Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, reasonable attorneys' fees and expenses and court costs.

     Any notice given pursuant to this Note shall be in writing and shall conform to the requirements set forth in the Loan Agreement dated as of February 29, 2000 between Maker and Holder.

     This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

     Maker expressly waives presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection.

                          PCSUPPORT.COM, INC.



                          By:__________________________________
                          Name:
                          Title: